Exhibit 99.3

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of ADVO, Inc.

We have audited the accompanying consolidated balance sheets of ADVO, Inc. as of September 30, 2006 and September 24, 2005, and the related consolidated statements of operations, cash flows, and changes in stockholders’ equity for each of the three years in the period ended September 30, 2006. Our audits also included the accompanying financial statement schedule. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ADVO, Inc. at September 30, 2006 and September 24, 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, effective September 25, 2005, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payments.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of ADVO, Inc.’s internal control over financial reporting as of September 30, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated December 1, 2006 expressed an unqualified opinion thereon.

/s/    Ernst & Young LLP

Hartford, Connecticut

December 1, 2006

ADVO, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)	Year ended September 30, 2006	Year ended September 24, 2005	Year ended September 25, 2004
Revenues	$1,443,537	$1,385,642	$1,245,838
Costs and expenses:
Cost of sales	1,141,283	1,062,382	915,767
Selling, general and administrative	257,585	244,552	242,256
Provision for bad debts	6,776	9,610	6,837

Operating income	37,893	69,098	80,978
Interest expense	(9,455)	(6,897)	(5,364)
Debt issue costs associated with debt retirement	—	—	(1,401)
Equity earnings in joint ventures	3,276	2,029	2,601
Other income (expense), net	351	(306)	(682)

Income before income taxes	32,065	63,924	76,132
Provision for income taxes	11,268	23,971	27,408

Net income	$20,797	$39,953	$48,724

Earnings per share:
Basic earnings per share	$0.66	$1.29	$1.61
Diluted earnings per share	$0.66	$1.27	$1.59

Dividends declared per share	$0.44	$0.44	$0.44

Weighted average basic shares	31,376	30,998	30,193
Weighted average diluted shares	31,573	31,378	30,680

See accompanying Notes to Consolidated Financial Statements.

ADVO, Inc.

Consolidated Balance Sheets

(In thousands, except share data)	September 30, 2006	September 24, 2005
Assets
Current assets:
Cash and cash equivalents	$37,721	$46,238
Accounts receivable, less allowances of $13,386 in 2006 and $7,543 in 2005	210,039	162,542
Inventories	3,948	2,500
Prepaid postage	7,002	10,747
Prepaid expenses and other current assets	6,508	6,360
Federal and state income taxes receivable	4,677	2,884
Deferred income taxes	13,358	10,996

Total Current Assets	283,253	242,267

Property, plant and equipment—net	194,609	194,003
Investment in deferred compensation plan	16,462	15,134
Goodwill	22,890	22,824
Other assets	3,424	4,502

Total Assets	$520,638	$478,730

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$55,041	$55,276
Accrued compensation and benefits	29,951	27,919
Customer advances	25,819	7,302
Federal and state income taxes payable	2,467	325
Accrued other expenses	26,699	25,468

Total Current Liabilities	139,977	116,290

Long-term debt	123,974	124,867
Deferred income taxes	23,109	29,641
Deferred compensation plan	17,451	16,172
Other liabilities	12,146	6,475

Total Liabilities	316,657	293,445

Stockholders’ equity
Preferred Stock, $.01 par value (Authorized 5,000,000 shares, none issued)	—	—
Common Stock, $.01 par value (Authorized 80,000,000 shares, issued 32,075,347 in 2006 and 31,719,419 in 2005)	321	317
Additional paid-in capital	188,841	180,510
Unamortized deferred compensation	—	(3,846)
Accumulated earnings	24,063	17,182
Less shares of common stock held in treasury at cost, 286,745 in 2006 and 260,104 in 2005	(8,949)	(8,124)
Less shares of common stock held in deferred compensation trust	(988)	(1,038)
Accumulated other comprehensive income	693	284

Total Stockholders’ Equity	203,981	185,285

Total Liabilities and Stockholders’ Equity	$520,638	$478,730

See accompanying Notes to Consolidated Financial Statements.

ADVO, Inc.

Consolidated Statements of Cash Flows

(In thousands)	Year ended September 30, 2006	Year ended September 24, 2005	Year ended September 25, 2004
Cash flows from operating activities:
Net income	$20,797	$39,953	$48,724
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation	42,968	38,359	35,901
Stock-based compensation	7,996	2,666	1,699
Amortization of debt issue costs	554	554	627
Deferred income taxes	(9,050)	8,678	2,810
Provision for bad debts	6,776	9,610	6,837
Equity earnings from joint ventures	(3,276)	(2,029)	(2,601)
Debt issue costs associated with debt retirement	—	—	1,401
Other	(32)	(10)	57
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(54,452)	(22,366)	(34,408)
Inventories	(1,446)	(373)	371
Prepaid postage	3,745	(9,404)	(584)
Prepaid expenses and other current assets	(147)	85	3,234
Investment in deferred compensation plan	(61)	(445)	(491)
Other assets	636	1,811	3,917
Accounts payable	(26)	3,254	15,385
Accrued compensation and benefits	2,019	(156)	2,769
Deferred compensation plan	61	445	491
Customer advances	18,514	(1,353)	3,653
Federal and state income taxes payable	173	(3,638)	(954)
Other liabilities	6,364	2,621	3,580
Distributions from equity joint ventures	3,164	1,963	2,559

Net cash provided by operating activities	45,277	70,225	94,977

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(219)	(220)
Expenditures for property, plant and equipment	(44,051)	(54,910)	(70,955)
Proceeds from disposals of property, plant and equipment	518	232	97
Proceeds from sale of aircraft rights	—	2,350	—

Net cash used by investing activities	(43,533)	(52,547)	(71,078)

Cash flows from financing activities:
Payments on term loan	—	—	(101,250)
Revolving line of credit—net	—	—	(29,000)
Proceeds on private placement notes	—	—	125,000
Proceeds from exercise of stock options	3,799	13,406	15,230
Tax benefit from stock transactions	562	—	—
Treasury stock transactions related to stock awards	(825)	(1,577)	(5,179)
Payment of debt issue costs	—	—	(2,213)
Cash dividends paid	(13,877)	(13,650)	(13,274)

Net cash used by financing activities	(10,341)	(1,821)	(10,686)

Effect of exchange rate changes on cash and cash equivalents	80	97	59

Change in cash and cash equivalents	(8,517)	15,954	13,272

Cash and cash equivalents at beginning of year	46,238	30,284	17,012

Cash and cash equivalents at end of year	$37,721	$46,238	$30,284

See accompanying Notes to Consolidated Financial Statements.

ADVO, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

	Common stock		Additional paid-in capital	Unamortized deferred compensation	Accumulated earnings (deficit)	Treasury stock		Stock held in deferred compensation trust	Accumulated other comprehensive income (loss)	Total stockholders’ equity
(In thousands)	Shares	Amount				Shares	Amount
Balance—September 27, 2003	20,042	$200	$137,252	$(1,628)	$(44,384)	(80)	$(1,716)	$(811)	$155	$89,068
Components of comprehensive income (loss):
Net income					48,724					48,724
Unrealized loss on derivative instruments, net of taxes									(370)	(370)
Cumulative translation adjustment									101	101

Total comprehensive income										48,455
Treasury stock transactions related to stock awards						(147)	(5,179)			(5,179)
Activity in deferred compensation trust								(210)		(210)
Cancellation of restricted stock	(24)		(662)	662						—
Grants of restricted stock	82	1	2,636	(2,612)						25
Exercise of stock options, net of shares tendered	911	9	14,873			12	348			15,230
Tax effect—employee stock plans			6,046							6,046
Stock split (three-for-two)	10,010	100			(100)					—
Cash dividends declared ($0.44 per share)					(13,313)					(13,313)
Stock based compensation expense				1,699						1,699

Balance—September 25, 2004	31,021	$310	$160,145	$(1,879)	$(9,073)	(215)	$(6,547)	$(1,021)	$(114)	$141,821
Components of comprehensive income:
Net income					39,953					39,953
Unrealized gain on derivative instruments, net of taxes									197	197
Cumulative translation adjustment									201	201

Total comprehensive income										40,351
Treasury stock transactions related to stock awards						(45)	(1,577)			(1,577)
Activity in deferred compensation trust								(17)		(17)
Cancellation of restricted stock	(26)		(798)	798						—
Grants of restricted stock	165	1	5,431	(5,431)						1
Exercise of stock options, net of shares tendered	559	6	13,400							13,406
Tax effect—employee stock plans			2,332							2,332
Cash dividends declared ($0.44 per share)					(13,698)					(13,698)
Stock based compensation expense				2,666						2,666

Balance—September 24, 2005	31,719	$317	$180,510	$(3,846)	$17,182	(260)	$(8,124)	$(1,038)	$284	$185,285
Components of comprehensive income:
Net income					20,797					20,797
Unrealized gain on derivative instruments, net of taxes									240	240
Cumulative translation adjustment									169	169

Total comprehensive income										21,206
Treasury stock transactions related to stock awards						(27)	(825)			(825)
Activity in deferred compensation trust								50		50
Cancellation of restricted stock	(6)									—
Grants of restricted stock	202	2								2
Exercise of stock options, net of shares tendered	160	2	3,797							3,799
Tax effect—employee stock plans			384							384
Cash dividends declared ($0.44 per share)					(13,916)					(13,916)
Stock based compensation expense			7,996							7,996
Reclassification due to adoption of Statement 123r			(3,846)	3,846						—

Balance—September 30, 2006	32,075	$321	$188,841	—	$24,063	(287)	$(8,949)	$(988)	$693	$203,981

See accompanying Notes to Consolidated Financial Statements.

ADVO, Inc.

Notes to Consolidated Financial Statements

Note 1:    Business

Organization    ADVO, Inc. (“ADVO” or the “Company”) is a direct mail media company which operates under one segment and is primarily engaged in soliciting and processing printed advertising from retailers, manufacturers and service companies for targeted distribution by both shared and solo mail to consumer households in the United States and Canada on a national, regional and local basis. The Company has several newspaper distribution agreements that offer clients an integrated print advertising solution by combining targeted direct mail with newspaper distribution.

ADVO’s direct mail products and services include shared mail and solo mail. ADVO also provides ancillary services to complement its direct mail programs. The Company’s predominant source of revenue is from its shared mail programs. In these programs, the advertisements of a number of advertisers are combined in a single mail package. This offers the features of penetration and targeted marketing at a significant cost reduction when compared to mailing on an individual or solo mail basis. The Company’s client base consists principally of national and local grocers, quick serve restaurants, drug stores, discount and department stores, telecommunications/satellite companies, home furnishings and other retailers.

Note 2:    Summary of Accounting Policies

Principles of Consolidation    The consolidated financial statements include the accounts of ADVO and its subsidiaries. All significant intercompany transactions and balances among ADVO and its subsidiaries have been eliminated.

The Company’s investments in joint ventures which are not “majority owned” or controlled are accounted for under the equity method. The Company’s portion of the earnings or losses in the joint ventures is recorded on the Consolidated Statement of Operations.

ADVO’s fiscal closing date is the last Saturday in September. The fiscal year includes operations for a 53-week period in 2006 and a 52-week period in 2005 and 2004. The third fiscal quarter of 2006 contained a planned extra week versus the prior year period due to the Company’s 52/53 week fiscal year.

Business Segment Reporting    ADVO operates in one reportable segment, direct mail. Approximately 99.4% of the Company’s fiscal 2006 revenues were generated in the United States and essentially all assets are located in the United States.

In fiscal 2006, 2005 and 2004, no one customer accounted for more than approximately 6% of the Company’s sales.

Cash and Cash Equivalents    Cash and cash equivalents include highly liquid investment instruments with original maturities of three months or less when purchased. These investments are valued at cost, which approximates fair value.

Inventories    Inventories, which consist of raw materials, finished goods and spare parts, are valued at the lower of cost (first-in, first-out method) or market.

Long-Lived Assets    Property, plant and equipment are recorded at cost and include amounts associated with the development of software for internal use. Depreciation and amortization are computed generally by the straight-line method over the estimated useful lives of the respective assets or over the terms of the related leases

ADVO, Inc.

Notes to Consolidated Financial Statements

for leasehold improvements. The Company continually monitors its property, plant and equipment assets for impairment. In determining whether any impairment losses have occurred, the Company evaluates the expected cash flows, on an undiscounted basis, of the underlying assets.

Goodwill and Other Intangibles    Intangible assets that have a finite life are amortized over their useful lives. Goodwill is tested for impairment at least annually in the first quarter of each fiscal year. Fair value has been determined using the discounted cash flow methodology. The Company has determined that no impairment of goodwill exists in fiscal 2006, 2005 and 2004.

Recognition of Revenues and Accounts Receivable    Revenues and accounts receivable are recognized when persuasive evidence of a sales arrangement exists and when services are rendered. The Company’s services are considered rendered when all printing, sorting, labeling and ancillary services have been provided and the package has been shipped and accepted by the United States Postal Service. There is no risk pertaining to customer acceptance and the sales arrangement specifies a fixed and determinable price and collectibility is reasonably assured. Credit is extended based on an evaluation of each customer’s financial condition; generally collateral is not required. Revenues are presented in the financial statements net of sales allowances and adjustments. Accounts receivable are presented in the financial statements net of allowances.

Allowance for Doubtful Accounts    The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company reviews the collectibility of its receivables on an ongoing basis taking into account a combination of factors. The Company reviews potential problems, such as past due accounts, a bankruptcy filing or deterioration in the customer’s financial condition, to ensure the Company is adequately accrued for potential loss. Accounts are considered past due based on when payment was originally due. The Company also calculates a trended write-off of bad debts over a rolling twelve-month period taking into account aging categories, historical trends and specific accounts. If a customer’s situation changes, such as a bankruptcy or creditworthiness, or there is a change in the current economic climate, the Company may modify its estimate of the allowance for doubtful accounts. The Company will write off accounts receivable at the time they are either deemed uncollectible or submitted to an outside agency for additional collection efforts.

Derivative Instruments    The Company uses derivative instruments to manage exposure to interest rate risks related to a portion of its outstanding debt. Derivative instruments are recognized as either assets or liabilities and are measured at fair value. The Company’s derivative instruments are considered “effective” under Statement of Financial Accounting Standards (“Statement”) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” For derivative instruments designated as fair-value hedges, changes in the fair value are recognized in earnings as an offset to the changes in the fair value of the exposures being hedged. For a derivative instrument designated as cash-flow hedges, changes in the fair value are deferred in accumulated other comprehensive income and recognized in earnings as the hedged transactions occur. See Note 8 for additional details on the derivative terms.

Stock-Based Compensation    In the first quarter of fiscal 2006, the Company adopted Statement No. 123r, “Share Based Payments” (“Statement 123r”). Prior to fiscal 2006, the Company accounted for stock awards under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. Accordingly, compensation cost was recognized only for those arrangements, such as restricted stock, where the quoted market price of the stock at the grant date was in excess of the amount the employee was required to pay to acquire the stock. Prior to fiscal 2006, no compensation expense was recognized for stock options granted to employees because all stock options granted had exercise prices equal to the market price of the underlying common stock on the date of the grant. The unamortized deferred compensation balance of $3.8 million as of September 24, 2005, which was accounted for under APB 25, was reclassified to additional paid-in capital upon adoption of Statement 123r.

ADVO, Inc.

Notes to Consolidated Financial Statements

Statement 123r requires all share-based payments, including grants of stock options, to be recognized in the Consolidated Statement of Operations as an operating expense, based on their fair values on the grant date, over the requisite service period. The Company elected to adopt Statement 123r under the modified-prospective transition method. Prior period stock option financial information was valued using the Black-Scholes option- pricing model. The Company is not required to restate prior periods. Under this transition method, stock-based compensation expense for the year ended September 30, 2006 includes:

(a) Compensation expense for all stock option awards granted prior to, but not vested as of September 25, 2005, based on the fair value estimated at grant date in accordance with the original provisions of Statement No. 123, “Accounting for Stock-Based Compensation”;

(b) Compensation expense for all stock option awards granted subsequent to September 25, 2005, based on the fair value estimated at grant date in accordance with Statement 123r; and

(c) Compensation expense for all restricted stock awards in accordance with the provisions of Statement 123r.

Compensation expense for stock-based awards is recognized in the Consolidated Statement of Operations in cost of sales and general and administrative expenses. For the years ended September 30, 2006, September 24, 2005 and September 25, 2004, the Company’s total stock-based compensation expense was $8.0 million ($5.2 million, net of tax), $2.7 million ($1.7 million, net of tax) and $1.7 million ($1.1 million, net of tax), respectively.

The incremental stock-based compensation expense resulting from the adoption of Statement 123r was $5.3 million ($3.5 million, net of tax or $0.11 for both basic and diluted earnings per share) for the year ended September 30, 2006. For periods prior to the adoption of Statement 123r, the Company followed APB 25 and recorded stock-based compensation expense for restricted stock grants only.

The Company recognizes compensation expense, net of an estimated forfeiture rate, on a straight-line basis over the requisite service period of the award. The estimated forfeiture rate was based on historical experience during the preceding nine fiscal years to which standard actuarial probabilities have been applied. The Company applied the forfeiture rate in calculating the expense related to stock-based compensation for both the stock option awards granted prior to, but not vested as of, September 25, 2005, as well as stock option awards granted subsequent to September 25, 2005. Per the provisions of Statement 123r, expense is recognized only for those awards expected to fully vest. If actual forfeitures differ from the estimates, a revision to the forfeiture rate will be necessary.

Prior to adopting Statement 123r, the Company presented all tax benefits resulting from the exercise of stock options as operating cash flows in the Consolidated Statements of Cash Flows. Statement 123r requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash flow. As a result of adopting Statement 123r, $0.6 million of excess tax benefits for the year ended September 30, 2006 have been classified as a financing cash inflow. The actual net income tax benefit realized for stock-based compensation arrangements was $0.4 million, $2.3 million and $6.0 million for the years ended September 30, 2006, September 24, 2005 and September 25, 2004, respectively.

ADVO, Inc.

Notes to Consolidated Financial Statements

The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of Statement 123r to stock-based compensation for all periods presented:

(In thousands, except per share amounts)	Year Ended September 30, 2006	Year Ended September 24, 2005	Year Ended September 25, 2004
Net income, as reported	$20,797	$39,953	$48,724
Add: Stock-based compensation expense included in reported net income, net of related tax effects	5,186	1,666	1,087
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	5,186	4,857	4,682

Pro forma net income	$20,797	$36,762	$45,129

Earnings per share:
Basic—as reported	$0.66	$1.29	$1.61
Basic—pro forma	$0.66	$1.19	$1.49

Diluted—as reported	$0.66	$1.27	$1.59
Diluted—pro forma	$0.66	$1.18	$1.48

The Company reviewed and refined the assumptions utilized in determining its total stock-based compensation expense and changed its fair value option-pricing model from the Black-Scholes model to a binomial lattice model for all options granted in fiscal 2006 and the future. The Company believes the binomial lattice model is more indicative of the stock option’s fair value. It considers characteristics such as employee demographic statistics and the exercise pattern of option holders throughout the option’s term. The Black-Scholes model is not influenced by economic and behavioral assumptions. The volatility assumption used in the Company’s binomial lattice model uses actual historical changes in the market value of the Company’s stock over a weighted average of periods ranging from one year to the expected term of the options. The Company’s volatility assumption is redeveloped quarterly. The expected life represents the weighted average period of time that stock options are expected to remain outstanding and is based on historical experience. Options granted have a contractual life of ten years.

Weighted-average assumptions used in determining the fair value of option grants were as follows:

	Year Ended September 30, 2006 (1)	Year Ended September 24, 2005 (2)	Year Ended September 25, 2004 (2)
Risk free rate of interest	4.4%	5.1%	5.4%
Dividend yield	1.4%	1.5%	1.5%
Volatility factor	34%	20%	24%
Expected life of option (years)	4.5	5.8	5.3

(1)	Assumptions used in binomial lattice option pricing model.
(2)	Assumptions used in Black-Scholes option pricing model.

The weighted average fair value of options granted was $9.34 in 2006, $8.91 in 2005 and $8.59 in 2004.

Income Taxes    Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, and are measured by applying enacted tax rates in effect

ADVO, Inc.

Notes to Consolidated Financial Statements

in years in which differences are expected to reverse. The Company establishes valuation allowances as appropriate based on a “more likely than not” standard, thereby reducing deferred tax assets to the amount that is more likely than not to be realized.

The Company has recorded provisions for certain federal and state income tax contingencies, based on the likelihood of obligation, when needed in accordance with Statement No. 5, “Accounting for Contingencies.” As of September 30, 2006 and September 24, 2005, the Company had approximately $2.6 million and $2.2 million, respectively, accrued for this potential exposure, comprised of both income taxes and interest. These amounts are classified as income taxes payable on the Consolidated Balance Sheets. In the normal course of business, the Company is subject to challenges from tax authorities regarding the amount of taxes due. These challenges may result in adjustments of the timing or amount of taxable income or deductions or the allocation of income among tax jurisdictions. Furthermore, during the ordinary course of business, other changing facts and circumstances may impact the Company’s ability to utilize income tax benefits as well as the estimated taxes to be paid in future periods. The Company believes it has appropriately accrued for income tax exposures.

Earnings Per Share    Basic earnings per share exclude common stock equivalents, such as stock options, and are computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that would occur if common stock equivalents, such as stock options, were exercised.

Foreign Currency Translation    The functional currency for the Company’s Canadian operation is the Canadian dollar. As such, assets and liabilities are translated into United States dollars at month-end exchange rates. Income and expenses are translated into United States dollars at average rates of exchange for the reporting period. Net changes resulting from such translations are excluded from net income and are recorded as a separate component of accumulated other comprehensive income in the consolidated financial statements. Gains and losses from foreign currency transactions are included in net income in the period in which they arise.

Comprehensive Income    Comprehensive income includes net income and all other changes in a company’s equity other than from transactions with the Company’s stockholders. Comprehensive income is shown as a separate component in the Consolidated Statements of Changes in Stockholders’ Equity.

The following summarizes the activity within accumulated other comprehensive income:

(In thousands)	Derivative Instruments	Cumulative Translation Adjustment	Total
Balance at September 27, 2003	$—	$155	$155
Unrealized loss on derivative instruments, net of taxes	(370)	—	(370)
Cumulative translation adjustment	—	101	101

Balance at September 25, 2004	(370)	256	(114)
Change in unrealized gain on derivative instruments, net of taxes	197	—	197
Cumulative translation adjustment	—	201	201

Balance at September 24, 2005	(173)	457	284
Change in unrealized gain on derivative instruments, net of taxes	240	—	240
Cumulative translation adjustment	—	169	169

Balance at September 30, 2006	$67	$626	$693

ADVO, Inc.

Notes to Consolidated Financial Statements

Fair Value of Financial Instruments    The Company’s financial instruments of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short-term nature of these instruments. The carrying value amount of the Company’s debt approximates fair value due to the variable interest rate on the debt.

Use of Estimates    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, such as the allowance for doubtful accounts, valuations used to assess impairment of goodwill and intangible assets, self-insurance claims, depreciable lives of assets, accruals for client incentives, billing adjustments, stock-based compensation and income taxes. While management believes that the estimates and related assumptions used in the preparation of these financial statements are appropriate, actual results could differ from those estimates.

Note 3:    Acquisitions

In fiscal 2002, the Company acquired FACC Corporation (“FACC”) which was renamed ADVO Canada. Under the terms of the purchase agreement with FACC, the Company was required for three years to pay certain contingencies if certain future earnings objectives were achieved. ADVO Canada met its earnings targets and the previous shareholders received $0.2 million during the third quarter of both fiscal years 2005 and 2004. The Company recorded these payments as additional goodwill.

Note 4:    Goodwill and Other Intangibles

Goodwill represents the excess of business acquisition costs over the fair value of net assets acquired. At September 30, 2006 and September 24, 2005, goodwill was $22.9 million and $22.8 million, respectively. The increase in goodwill was due to foreign currency exchange rate fluctuations.

Note 5:    Property, Plant and Equipment

The balances of major classes of property, plant and equipment and accumulated depreciation and amortization are as follows:

(In thousands)	September 30, 2006	September 24, 2005	Depreciable Lives
Land, building and building improvements	$51,820	$51,598	5-40 years
Leasehold improvements	30,475	29,401	3-15 years
Machinery and equipment	124,453	120,288	5-10 years
Furniture and fixtures	18,070	20,368	3-7 years
Computer hardware	26,250	22,148	3 years
Computer software and software development costs	192,227	122,830	3-7 years
Construction in progress	9,590	54,105

Total	452,885	420,738
Less accumulated depreciation and amortization	258,276	226,735

Property, plant and equipment—net	$194,609	$194,003

Software systems for internal use, which was the principal component of construction in progress in the prior year, were put into service during fiscal 2006. The Company capitalized interest of $0.1 million and $0.3 million, respectively, for the years ended September 30, 2006 and September 24, 2005.

ADVO, Inc.

Notes to Consolidated Financial Statements

Note 6:    Accrued Compensation and Benefits

The composition of accrued compensation and benefits is as follows:

(In thousands)	September 30, 2006	September 24, 2005
Employee compensation	$12,913	$12,419
Workers’ compensation	8,180	7,513
Employee withholdings and other benefits	8,858	7,987

Total	$29,951	$27,919

During fiscal 2006, the Company incurred a $3.0 million charge recorded in selling, general and administrative costs as a result of the following corporate actions: the consolidation and elimination of its Memphis production facility; the outsourcing of its graphics print production services to an outside supplier; and the elimination of resources due to the joint distribution agreements with the Los Angeles Times and MediaNews Group’s LANG Newspapers. The charge was primarily for severance, which includes wages and benefits, for approximately 170 associates. As of September 30, 2006, $2.4 million of these costs are still payable and are included in employee withholdings and other benefits.

During fiscal 2005, the Company incurred $3.5 million of organizational realignment charges primarily for severance of approximately 130 associates across all areas of the Company. As of September 30, 2006 and September 24, 2005, due to payments made, the remaining payable balance was zero and $0.7 million, respectively.

Note 7:    Accrued Other Expenses

The composition of accrued other expenses is as follows:

(In thousands)	September 30, 2006	September 24, 2005
Taxes other than income	$4,701	$3,675
Professional services	5,967	7,920
Interest	2,253	1,519
Client incentives	3,710	4,679
Legal expenses	3,723	635
Other	6,345	7,040

Total	$26,699	$25,468

Note 8:    Financing Arrangements

The Company’s aggregate principal amount of its credit facilities totals $275 million and includes the private placement of $125 million senior secured notes with several institutional investors and a $150 million revolving line of credit (“revolver”) with a syndicate of banks. All the assets of the Company and its subsidiaries have been pledged as collateral under the credit agreement.

The senior secured notes consist of $65 million notes at a fixed interest rate of 5.71% (Series A Notes) and $60 million notes at a variable interest rate of LIBOR rate plus 0.92% (Series B Notes). The senior secured notes have a ten-year life and mature in December 2013. Interest is payable semi-annually on the Series A Notes and quarterly on the Series B Notes.

ADVO, Inc.

Notes to Consolidated Financial Statements

The revolver has a four-year life and remains available until maturity in December 2007. The revolver bears interest, at the Company’s option, equal to the LIBOR rate or to the bank’s “base rate” plus an “applicable margin” (based on certain financial ratios). The applicable margin ranges from 0.875% to 1.50% on the LIBOR rate and 0% to 0.50% on the base rate. The Company has the option to select interest rates at either the LIBOR or base rate at the time of borrowing and/or conversion. Interest is payable quarterly or upon the maturity of the LIBOR contracts, whichever period is shorter.

A summary of debt is set forth in the following table:

(In thousands)	September 30, 2006	September 24, 2005
Private Placement Notes
Series A Notes—5.71%	$65,000	$65,000
Fair value hedge (a)	(1,026)	(133)
Series B Notes (b)	60,000	60,000
Revolver (c)	—	—

	123,974	124,867
Less current portion of long-term debt	—	—

Total long-term debt	$123,974	$124,867

(a)	Represents unrealized loss for fair value hedging arrangement (see “Derivatives and Hedging Activities” below for details).
(b)	The Series B Notes bear a three-month LIBOR rate of 6.32% and 4.681% at September 30, 2006 and September 24, 2005, respectively.
(c)	The revolving line of credit bears a base rate of 8.375% and 6.875% at September 30, 2006 and September 24, 2005, respectively.

The Company pays fees on the unused commitments at a rate ranging from 0.20% to 0.40% depending on the Company’s debt ratio, as defined. At September 30, 2006, there was $138.6 million available for future borrowings, which reflects $11.4 million utilized by letters of credit under separate agreements related to the Company’s workers’ compensation program.

The Company capitalized $2.2 million of debt issue costs during fiscal 2004 directly associated with the issuance of the new credit facilities. These costs are included in other assets and are being amortized either over the ten-year life of the senior secured notes or over the four-year life of the revolver, whichever is applicable.

As a result of the debt refinancing, the Company wrote off $1.4 million of unamortized debt issue costs associated with the previous credit facilities established during fiscal 2004. The Company concluded that the replacement of the term loan with private placement notes met the criteria of an extinguishment of debt per EITF 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments.” Consequently, all unamortized debt issue costs associated with the term loan were written off. In addition, the Company followed the guidance per EITF 98-14, “Debtor’s Accounting for Changes in the Line-of-Credit or Revolving-Debt Arrangements,” to calculate the amount of unamortized debt issue costs associated with the replacement of the revolving line of credit and wrote off a portion of those costs. In accordance with EITF 98-14, the remaining unamortized debt issue costs of $0.6 million will be amortized over the life of the new revolver. At September 30, 2006 and September 24, 2005, unamortized costs totaled $1.2 million and $1.8 million, respectively.

ADVO, Inc.

Notes to Consolidated Financial Statements

Under the terms of the senior secured notes and revolver, the Company is required to maintain certain financial ratios. The credit facilities also place restrictions on disposals of assets, mergers and acquisitions, dividend payments, investments and additional debt.

Derivatives and Hedging Activities

In fiscal year 2004, the Company entered into various interest rate swap agreements allowing the Company to take advantage of low, near-term interest rates and to mitigate risk from exposure to forward upward movements in interest rates. The Company does not enter into derivative financial instruments for trading or speculative purposes. The Company documented all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions in accordance with Statement No. 133. The Company has determined that the current interest rate swap agreements qualify for treatment under the short-cut method of assessing effectiveness and are considered highly effective, as defined by Statement No. 133, since all of the terms of the derivative instruments match those of the hedged item.

The following table presents the notional amount of interest rate swaps by class:

(In thousands)
Financial Instrument	Hedge Type	Notional Amount	Start Date	Maturity Date
Fixed to floating	Fair Value	$25,000	12/23/03	12/04/13
Floating to fixed	Cash Flow	8,000	12/04/04	12/04/08
Floating to fixed	Cash Flow	8,000	12/04/05	12/04/09
Floating to fixed	Cash Flow	9,000	12/04/06	12/04/10

Statement No. 133 requires companies to recognize all derivatives on the balance sheet at fair value. Changes in the fair value of the interest rate swap agreements that are designated as fair value hedges are recognized in earnings as an offset to the changes in the fair value of the exposures being hedged. As a result, the fair value of the interest rate swap (fixed to floating), a loss of $1.0 million at September 30, 2006 and $0.1 million at September 24, 2005, decreased the carrying amount of debt and increased the interest rate swap liability.

The changes in the fair value of the interest rate swap agreements that are designated as cash flow hedges are deferred in accumulated other comprehensive income and are recognized in earnings as the hedged transactions occur. The fair value of the cash flow hedges at September 30, 2006 and September 24, 2005 was a receivable of $0.1 million and a payable of $0.3 million, respectively. The fair value was recorded, net of taxes, in accumulated other comprehensive income (loss) resulting in a balance of $0.1 million and $(0.2) million, respectively, at September 30, 2006 and September 24, 2005.

Note 9:    Stockholders’ Equity

At the beginning of fiscal 2004, the Company announced a three-for-two stock split of its common stock effected in the form of a stock dividend. As a result of the split, stockholders received one additional share of common stock for every two shares held. The stock dividend was paid on November 7, 2003 to common shareholders of record as of October 24, 2003. The stock split was recorded by increasing common stock by $0.1 million and decreasing accumulated earnings by $0.1 million on the Consolidated Balance Sheets (issuance of 10 million shares at $0.01 par value). There was no effect to the Company’s overall equity position as a result of the stock split.

ADVO, Inc.

Notes to Consolidated Financial Statements

Also in fiscal 2004, the Company announced a regular quarterly cash dividend. The initial quarterly dividend was aligned with the stock split and was paid at a rate of $0.11 per share. The Company paid quarterly cash dividends totaling $13.9 million and $13.7 million for the years ended September 30, 2006 and September 24, 2005, respectively. This equates to a total of $0.44 per share for each year. ADVO entered into a Merger Agreement, dated as of July 5, 2006, with Valassis Communications, Inc. (“Valassis”) and its wholly-owned subsidiary, Michigan Acquisition Corporation (“Merger Sub”), pursuant to which Valassis agreed to acquire ADVO in a merger at a price of $37.00 per share in cash. Pursuant to the terms of the Merger Agreement between the Company and Valassis, ADVO will not pay additional dividends prior to the closing of the merger.

The Company has a stock buyback program allowing the purchase of 1.5 million shares. Under the authorization, the Company can purchase shares on the open market. The stock buyback program does not have an expiration date. The Company accounts for treasury stock under the cost method. Pursuant to the buyback programs, the Company purchased no shares for the years ended September 30, 2006, September 24, 2005 and September 25, 2004. Stock purchases under these programs exclude shares reacquired in connection with taxes due from associates on certain exercises under the Company’s stock option plans. As of September 30, 2006, there were 1.5 million shares remaining to be purchased.

The Company has a Shareholder Protection Rights Plan (the “Rights Plan”) to protect shareholders from potential unfair hostile takeovers. The Rights Plan expires on February 11, 2013. Pursuant to the Rights Plan, common shareholders have one Right for each share of common stock held. The Rights become exercisable only in the event that any person acquires or commences a tender offer to acquire 15% or more of the Company’s common stock, as defined. On July 5, 2006, the Rights Plan was amended to render the Rights Plan inapplicable to the merger and the other transactions contemplated by the Merger Agreement, and to cause the Rights Plan to be terminated immediately prior to the closing of the merger.

At September 30, 2006, there were 4.1 million shares of common stock reserved for issuance upon the exercise of stock options, 2.5 million of which represent options outstanding and 1.6 million of which represent shares available for future grant.

Note 10:    Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share:

(In thousands, except per share data)	Year ended September 30, 2006	Year ended September 24, 2005	Year ended September 25, 2004
Net income	$20,797	$39,953	$48,724

Weighted average basic shares	31,376	30,998	30,193
Effect of dilutive securities:
Stock options	117	305	437
Restricted stock	80	75	50

Dilutive potential common shares	197	380	487

Weighted average diluted shares	31,573	31,378	30,680

Basic earnings per share	$0.66	$1.29	$1.61

Diluted earnings per share	$0.66	$1.27	$1.59

ADVO, Inc.

Notes to Consolidated Financial Statements

Outstanding stock options to purchase common stock with an exercise price greater than the average market price of common stock at the end of the respective fiscal years were 1.6 million, 0.5 million, 0.1 million in fiscal 2006, 2005 and 2004, and are not included in the calculation of diluted earnings per share.

Note 11:    Savings Plans

The Company maintains a savings plan for all employees that qualifies as a profit sharing plan under the Internal Revenue Code of 1986, as amended, and other non-qualified savings plans. All plans feature both employee and employer matching contributions. The expense for matching contributions was $6.8 million, $6.6 million and $6.4 million for fiscal 2006, 2005 and 2004, respectively.

The Company has a rabbi trust agreement to protect the assets of its non-qualified deferred compensation plan (“Plan”). The Plan allows participants to defer amounts in excess of the dollar limitation regulated by the federal government to 401(k) plans. Each participant’s account in the Plan is comprised of the participant’s contribution, the Company’s matching contribution and the Plan’s earnings. In accordance with EITF No. 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Are Held in a Rabbi Trust and Invested,” the accounts of the rabbi trust are reported in the Company’s financial statements and the employer stock held in the rabbi trust must be classified within equity similar to the accounting for treasury stock. As such, the Company’s consolidated balance sheets at September 30, 2006 and September 24, 2005 reflect the investment in the rabbi trust and common stock held in the deferred compensation trust offset by the deferred compensation obligation due to the Company’s employees. These amounts are included in non-current assets, stockholders’ equity and non-current liabilities, respectively. The deferred compensation plan investments are considered trading securities and are reported at fair value with the realized and unrealized holding gains and losses related to these investments, as well as the offsetting compensation expense, recorded in operating income.

Note 12:    Stock Compensation Plans

The Company maintains one active stock-based compensation plan relating to stock options and restricted stock awards. At the Company’s Annual Meeting of Stockholders held on January 26, 2006, the Company’s stockholders approved and adopted the 2006 Incentive Compensation Plan (“2006 Plan”). The 2006 Plan replaces the 1998 Incentive Compensation Plan (“1998 Plan”). No additional awards, other than reload options, will be made under the 1998 Plan as of January 26, 2006. Shares reserved and available for future equity awards under the 2006 Plan include 1.5 million shares authorized on January 26, 2006 and any shares still available or subject to awards under preexisting Company plans. As of September 30, 2006, there were 1.6 million shares available for future grant.

Stock Options

The Company’s 2006 Plan allows a Committee appointed by the Board of Directors to grant both cash and equity awards including stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards, as deemed appropriate, to non-employee directors and employees of the Company. The 2006 Plan provides for the granting of both incentive and non-qualified stock options. Currently, the Company has only granted non-qualified stock options that are generally exercisable 25% each year, cumulatively, beginning one year from the date of grant. Compensation cost associated with stock options is recognized over the four-year vesting period on a straight-line basis. The terms of the options may not exceed ten years and the option price shall not be less than the fair market value of the common stock on the date of grant.

The exercise price of options and the required tax withholdings under the 2006 Plan may be paid either in cash or in shares of the Company’s common stock. In a stock-for-stock exercise, the employee tenders mature

ADVO, Inc.

Notes to Consolidated Financial Statements

shares (held for 6 months or more) to the Company for a value equal to the fair market price of the common stock to pay for the exercise price of the options. Rather than accepting those shares and issuing a new certificate for the number of options exercised, the Company allows the employee to retain the shares and in turn issues a certificate for the net shares. The 2006 Plan also allows employees to withhold shares from the option exercise to meet required tax withholdings.

The 1998 Plan contains a reload feature for all options granted prior to June 30, 2002, which allows employees exercising options through a stock-for-stock exercise using mature shares, to be granted a new option (reload options) equal to the number of shares of common stock used to satisfy both the exercise price of the option and the tax withholding requirements. The reload options granted have an exercise price equal to the fair market value of the common stock on the grant date and vest one year from the grant date. The reload options retain the expiration date of the original option. The reload feature is not available for options granted after June 30, 2002 since the options granted subsequent to this date do not contain the reload feature in the original terms of the award. Compensation cost associated with reloads is recognized over the one-year vesting period.

Information with respect to the Company’s stock option plans is summarized below:

	Options	Weighted Average Exercise Price
Outstanding at September 27, 2003	3,165,920	$22.16
Granted	669,759	30.99
Cancelled / forfeited	(257,568)	27.66
Expired	—	—
Exercised	(1,146,463)	17.92

Outstanding at September 25, 2004	2,431,648	26.01
Granted	773,898	34.95
Cancelled / forfeited	(183,206)	29.21
Expired	—	—
Exercised	(622,355)	25.00

Outstanding at September 24, 2005	2,399,985	28.91
Granted	498,679	32.26
Cancelled / forfeited	(170,427)	29.18
Expired	(1,658)	32.24
Exercised	(200,354)	25.14

Outstanding at September 30, 2006	2,526,225	$29.85

Options Outstanding				Options Exercisable
Range of Exercise Prices	Outstanding as of September 30, 2006	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Exercisable as of September 30, 2006	Weighted Average Exercise Price
$ 9.42 – $22.48	333,884	4.7	$19.60	275,944	$19.05
22.53 – 26.15	293,053	4.7	25.25	275,240	25.25
27.00 – 30.53	348,037	4.2	28.32	322,255	28.29
30.70 – 32.04	455,962	7.5	31.05	196,715	30.93
32.47 – 32.82	559,307	9.1	32.52	28,500	32.80
32.98 – 38.00	535,982	7.8	35.96	192,760	35.58

	2,526,225	6.8	$29.85	1,291,414	$27.26

ADVO, Inc.

Notes to Consolidated Financial Statements

Other values related to the stock options are as follows:

(In thousands)	September 30, 2006	September 24, 2005	September 25, 2004
Intrinsic value of options exercised (1)	$1,291	$5,661	$15,322
Intrinsic value of options outstanding (2)	3,719	9,667	11,380
Intrinsic value of options exercisable (2)	3,338	6,600	6,833

(1)	The amount by which the market price of the Company’s stock on the date of exercise exceeded the exercise price.
(2)	The amount by which the market price of the Company’s stock at September 29, 2006 ($27.98 per share) exceeded the exercise price of in-the-money options outstanding and options exercisable.

As of September 30, 2006, there was a total of $9.1 million of unrecognized compensation cost related to unvested stock option awards. This cost is expected to be recognized over a weighted average period of approximately 2.5 years.

Restricted Stock

The 2006 Plan provides for the granting of common stock to employees and non-employee directors subject to specified periods of continuous employment. These grants of restricted stock for employees generally vest one-third per year over three years and vest after one-year for non-employee directors. Restricted stock can be voted by the holders.

The Company also maintains the 1990 Non-Employee Directors’ Restricted Stock Plan (“1990 Non-Employee Plan”), which provides for the granting of 187,500 shares of common stock to non-employee directors. These grants of restricted stock vest after one year.

The fair value of restricted shares is determined based on the closing price of the Company’s stock on the date of grant. The fair value of shares at the date of grant in excess of cash consideration received is charged to operations over the stock award’s restriction period. Compensation cost associated with restricted stock is recognized over three years on a straight-line basis. The compensation cost charged against income over the restriction period was $3.7 million, $2.7 million and $1.7 million for the years ended September 30, 2006, September 24, 2005 and September 25, 2004, respectively. In fiscal 2004, the Company recorded approximately $25,000 of compensation expense for restricted stock grants that vested immediately.

Unrecognized compensation cost for restricted stock was $6.4 million at September 30, 2006 and $3.8 million at September 24, 2005. This cost is expected to be recognized over a weighted average period of approximately 1.9 years. The total fair value of shares vested during the fiscal year ended September 30, 2006 was $3.1 million.

ADVO, Inc.

Notes to Consolidated Financial Statements

Restricted stock transactions are summarized as follows:

	Nonvested Stock	Weighted Average Grant-Date Fair Value
Nonvested stock at September 27, 2003	113,195	$22.74
Granted	81,826	32.22
Cancelled / forfeited	(24,000)	29.42
Vested	(49,021)	22.09

Nonvested stock at September 25, 2004	122,000	28.05
Granted	164,500	33.03
Cancelled / forfeited	(26,000)	30.70
Vested	(43,333)	30.17

Nonvested stock at September 24, 2005	217,167	31.08
Granted	201,739	32.24
Cancelled / forfeited	(6,414)	32.08
Vested	(104,499)	29.93

Nonvested stock at September 30, 2006	307,993	$32.21

Note 13:    Income Taxes

The components of income before income tax expense for the Company’s domestic and foreign operations are as follows:

(In thousands)	Year ended September 30, 2006	Year ended September 24, 2005	Year ended September 25, 2004
Domestic	$31,305	$62,673	$75,375
Foreign	760	1,251	757

Total income before income taxes	$32,065	$63,924	$76,132

The components of the provision for income taxes are as follows:

(In thousands)	Year ended September 30, 2006	Year ended September 24, 2005	Year ended September 25, 2004
Current:
Federal	$17,271	$13,155	$21,646
State	2,791	1,724	2,643
Foreign	256	414	309

Total Current	20,318	15,293	24,598

Deferred:
Federal	(7,335)	7,318	2,329
State	(1,715)	1,360	481

Total deferred	(9,050)	8,678	2,810

Total provision	$11,268	$23,971	$27,408

ADVO, Inc.

Notes to Consolidated Financial Statements

The Company’s effective income tax rate differed from the Federal statutory rate due to the following:

(In thousands)	Year ended September 30, 2006	Year ended September 24, 2005	Year ended September 25, 2004
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	2.2	3.3	3.4
Production activities deduction	(1.3)	—	—
Research & development credit	(1.0)	(0.9)	(1.0)
Daycare credit	(0.3)	(0.3)	—
Adjustment to tax accrual	—	—	(1.8)
Other	0.5	0.4	0.4

Effective income tax rate	35.1%	37.5%	36.0%

Significant components of the Company’s deferred income tax assets and liabilities are as follows:

(In thousands)	September 30, 2006	September 24, 2005
Deferred income tax assets:
Deferred compensation	$6,139	$6,480
Employee benefits	5,371	5,475
Employee stock-based compensation awards	2,980	—
Allowance for doubtful accounts	10,068	8,408
Acquisition costs	1,640	—
Property, plant and equipment	112	—
Other	6,910	4,911
State credits	2,893	2,628

Total deferred income tax assets	36,113	27,902
Valuation allowance	(2,893)	(2,628)

Net deferred tax assets	33,220	25,274

Deferred income tax liabilities:
Property, plant and equipment	(38,087)	(38,324)
Prepaid assets	(4,181)	(5,595)
Other	(703)	—

Total deferred income tax liabilities	(42,971)	(43,919)

Net federal and state deferred income tax liabilities	$(9,751)	$(18,645)

The components of deferred taxes included in the consolidated balance sheets are as follows:

(In thousands)	September 30, 2006	September 24, 2005
Current assets	$13,358	$10,996
Noncurrent liabilities	(23,109)	(29,641)

Net federal and state deferred income tax liabilities	$(9,751)	$(18,645)

ADVO, Inc.

Notes to Consolidated Financial Statements

During fiscal 2006, the Company’s deferred tax assets increased primarily due to the adoption of Statement 123r and the capitalization of acquisition costs associated with the Company’s pending merger with Valassis. The Company’s adoption of Statement 123r required the recognition of a deferred tax asset for the future exercise of employee stock-based compensation grants, which accounts for an increase of $3.0 million in deferred income tax assets. The Company also recorded a deferred tax asset of $1.6 million in connection with the capitalization of acquisition costs that will be deductible in the future.

The Company has recorded a valuation allowance against state tax credit carry forwards for which realization is not assured. During fiscal 2006, the valuation allowance increased less than $0.3 million over fiscal 2005. The Company’s carry forwards of $4.5 million expire in varying amounts through 2021.

Note 14:    Commitments and Contingencies

Commitments

ADVO leases property and equipment under noncancellable operating lease agreements which expire at various dates through 2021. The leases generally provide that the Company pays the taxes, insurance and maintenance expenses related to the leased assets. Rental commitments at September 30, 2006 under long-term noncancellable operating leases are as follows:

(In thousands)
Fiscal year:
2007	$15,294
2008	13,598
2009	10,765
2010	9,306
2011	9,904
Thereafter	25,578

Total minimum lease payments	$84,445

Certain of these leases contain renewal options and certain leases also provide for cost escalation payments. Rental expense for the years ended September 30, 2006, September 24, 2005 and September 25, 2004 was approximately $21.6 million, $20.3 million and $20.2 million, respectively.

In fiscal 2005, the Company amended its three agreements with International Business Machines (“IBM”) to provide systems application, development and maintenance, a customer support center and client server management services. The Company’s regional production sites, sales offices and corporate headquarters are on-line with IBM’s computer center, enabling the day-to-day processing functions to be performed and providing ADVO’s corporate headquarters with management information.

The amendments extend the terms of the three agreements to December 31, 2012 and allow for cancellation of two of the agreements starting January 1, 2007, subject to certain possible termination charges ranging from $2.6 million to $0.3 million depending on the year in which the cancellation becomes effective. The third agreement can be terminated on January 1, 2009 subject to termination charges ranging from $0 to $30.5 million, depending on the Company’s spending with IBM over the contract period. Total charges under the terms of the agreement through 2012 would be approximately $165 million if not cancelled. Future commitments for the noncancelable portion of the agreements are $20.8 million for fiscal 2007, $8.7 million for fiscal 2008 and $9.1 million for fiscal 2009. The agreements provide for the Company to pay a cost of living adjustment indexed to the rate of inflation. In addition, the Company may receive credits or incur additional charges if certain baseline utilization assumptions are exceeded or not met.

ADVO, Inc.

Notes to Consolidated Financial Statements

The Company has cancelable agreements with various paper suppliers to assure the continuity of supply as well as supply of proper paper grades. Approximately 90% of the Company’s expected paper requirements are covered by these agreements. The Company has negotiated prices that are tied to a published paper price index. These arrangements expire at various dates through 2008 and bear no risk to loss as they are all cancelable at the Company’s option.

On April 24, 2006, the Company entered into a cancelable, five-year master services agreement with Affinity Express, Inc. (“AEI”). Pursuant to such agreement, the Company outsourced its graphic print production services. These services, which were performed by the Company as part of its internal operations, will be transitioned to AEI in a multi-phase implementation process to ensure quality. Ultimately, the Company expects that substantially all of the graphic print production services will be performed offshore in India by an affiliate of AEI. During the transition period, the Company will pay AEI monthly fees in accordance with the agreement. The Company is currently modifying the terms of this agreement with respect to fee structure and to extend the transition period through December 2007. The Company estimates total fiscal 2007 payments will be approximately $2.2 million and expects future payments in subsequent years to be approximately $4.0 million per year, subject to the terms and conditions of the agreement.

Customer Commitment

A customer in the Company’s telecommunications/satellite retail advertising category did not submit payments to the Company in a timely manner from the end of November 2005 to mid-February 2006. In order to facilitate the collection of this receivable, the Company entered into an installment payment plan agreement whereby this customer will pay its past due balance over approximately 2 years. Since mid-February 2006, the Company’s ongoing and future business with the customer is being executed on a prepayment basis. As of September 30, 2006, the Company had received prepayments totaling approximately $1.8 million for future jobs.

The Company will continue to monitor the status of its receivable from this customer related to prior advertising services taking into account any changes to the customer’s situation. During the fourth quarter of fiscal 2006, the Company reassessed the collectibility of this receivable and recorded a $1.4 million allowance in addition to the previously recorded allowance of $2.5 million. At September 30, 2006, the Company believes it has properly accounted for the probable loss on the ultimate collection of this receivable. The Company’s net accounts receivable balance from this customer for prior advertising services was $1.8 million at September 2006.

Contingencies

ADVO is party to various legal proceedings and claims related to its normal business operations, including several suits in which it is a defendant. In the opinion of management, the Company has substantial and meritorious defenses for these claims and proceedings in which it is a defendant, and believes these matters will be ultimately resolved without a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company. See Note 18 for a discussion of the Valassis related litigation.

Tiffany Sumuel and Rudy Halim v. ADVO, Inc., et al.

In 2004, Tiffany Sumuel brought a wage and hour lawsuit against the Company and a Company officer in Alameda County, California Superior Court on behalf of the Company’s current and former California employees seeking overtime pay and penalties for a four-year period. Rudy Halim later joined as a co-plaintiff. On December 20, 2005, the trial court certified a class of more than three hundred past and current exempt employees. On September 19, 2006, judgment was entered in Superior Court in Alameda County, California

ADVO, Inc.

Notes to Consolidated Financial Statements

dismissing the case. On November 13, 2006, the plaintiffs filed a notice of appeal. The Company has not provided any amount for the exposure because the Company does not believe it is probable and reasonably estimable at this time.

Insurance Contingency

The Company maintains insurance coverage that provides reimbursement for business interruption losses. The Company incurred business interruption losses due to the hurricanes in the Gulf Coast in fiscal 2005. The Company has been working closely with its insurance broker and has filed a claim for approximately $1.0 million with its insurance carrier. The claim is being evaluated by the Company’s insurance carrier and is expected to be resolved in the near term. The Company has not recorded the claim as a receivable because it is a contingent gain that will be recorded either when the cash is received by the Company or when the Company receives a letter from the insurance company approving the claim amount.

Note 15:    Supplemental Cash Flow Information

(In thousands)	Year ended September 30, 2006	Year ended September 24, 2005	Year ended September 25, 2004
Cash paid during the year for:
Interest expense	$8,151	$6,451	$4,987
Income taxes	20,231	21,109	26,759

Total cash paid	$28,382	$27,560	$31,746

Non-cash activities during the year for:
Deferred compensation plan investment gains	$1,218	$1,905	$1,413

Note 16:    Equity Investments and Related Party Transactions

The Company owns a 50% interest in Detroit Weekend Direct (“DWD”) and New England Direct (“NED”) and accounts for these interests under the equity method. These joint ventures are with specific metropolitan area newspapers creating integrated print advertising solutions by combining targeted direct mail with newspaper distribution. ADVO’s equity investment balance in these joint ventures was $1.2 million at September 30, 2006 and $1.0 million at September 24, 2005.

Equity earnings from these joint ventures were $3.3 million, $2.0 million and $2.6 million, respectively, for the years ended September 30, 2006, September 24, 2005 and September 25, 2004. At September 30, 2006 and September 24, 2005, the Company had a payable due to these joint ventures of $0.8 million and $0.6 million, respectively. The payable results from transactions in the normal course of business and is recorded in accrued other expenses. During fiscal 2006, 2005 and 2004, the Company recorded revenues associated with production of the mail packages for the joint ventures of $3.1 million, $2.5 million and $2.6 million, respectively.

Note 17:    Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with Statement No. 109, “Accounting for Income Taxes.” This interpretation prescribes a recognition threshold or measurement

ADVO, Inc.

Notes to Consolidated Financial Statements

attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company is currently evaluating the impact this interpretation will have on its financial statements, which would be effective at the beginning of its fiscal 2008.

In September 2006, the FASB issued Statement No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Post Retirement Plans” (“Statement 158”). Statement 158 requires employers to recognize the funded status of pension and other post retirement benefit plans on the balance sheet. Statement 158 does not change the amounts recognized in the income statement as net periodic benefit cost. Statement 158 is effective for fiscal years ending after December 15, 2006. The Company is currently evaluating the impact that adopting Statement 158 will have on its financial condition.

Note 18:    Valassis Merger and Litigation

ADVO entered into a Merger Agreement, dated as of July 5, 2006, with Valassis Communications, Inc. (“Valassis”) and its wholly-owned subsidiary, Michigan Acquisition Corporation (“Merger Sub”), pursuant to which Valassis agreed to acquire ADVO in a merger at a price of $37.00 per share in cash. The full text of the Merger Agreement was filed as Exhibit 2.1 to the Company’s July 10, 2006 Current Report on Form 8-K.

On August 14, 2006, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the previously filed notifications and report forms by the Company and Valassis. Therefore, the parties received the antitrust regulatory clearance required to allow the merger to be consummated.

On August 30, 2006, Valassis filed suit in the Delaware Court of Chancery seeking to rescind the Agreement and Plan of Merger. Valassis alleges that the Company fraudulently induced Valassis to enter into the Merger Agreement. Valassis further alleges that its obligation to perform under the Merger Agreement is excused because ADVO suffered a “Material Adverse Change” within the terms of the Merger Agreement and has otherwise breached the Merger Agreement or failed to satisfy conditions to the closing. Valassis also seeks damages in an unspecified amount.

On September 8, 2006, the Company filed an Answer and Counterclaims denying Valassis’ allegations, asserting numerous defenses, and asserting counterclaims for specific performance and damages.

On September 28, 2006, Valassis filed a Reply and Affirmative Defenses to ADVO’s counterclaims, denying many of the allegations in ADVO’s Answer and Counterclaims and raising several affirmative defenses, including an allegation that ADVO breached its obligation under the Merger Agreement by failing to provide an opportunity for Valassis to review and comment on ADVO’s proxy statement supplement filed with the Securities and Exchange Commission on September 5, 2006.

The parties have since filed amended pleadings, the principal amendment being the addition of Michigan Acquisition Corporation as a plaintiff. The Delaware Court of Chancery has ordered expedited proceedings in this case. The parties are engaged in expedited discovery and trial process. Document production and deposition testimony has been extensive. Trial is scheduled to begin on December 11, 2006.

The Company remains committed to the transactions contemplated by the binding Merger Agreement and stands ready to close the transaction. The Company will vigorously defend itself against Valassis’ claims.

ADVO, Inc.

Notes to Consolidated Financial Statements

In September 2006, several class action lawsuits were filed against the Company in the United States District Court for the District of Connecticut by certain stockholders seeking to certify a class of all persons who purchased ADVO stock between July 6, 2006 and August 30, 2006. These complaints generally allege the Company violated federal securities law by issuing a series of materially false and misleading statements concerning the Company’s business and financial results in connection with the proposed merger with Valassis and, as a result, investors believed the acquisition would occur causing the Company’s stock price to trade at artificially inflated prices. No class has been certified to date on any of these suits. The Company, its directors and certain of its officers, have also been sued in a derivative action filed in September 2006, raising essentially the same factual allegations as the securities class actions. The findings and outcome of the Valassis litigation may affect the pending class action lawsuits and derivative action.

On September 13, 2006, the Company held a Special Meeting of Stockholders in which the Company’s stockholders approved the adoption of the Merger Agreement. As of September 13, 2006, the Company had satisfied all of the conditions to closing the merger. The election results can be found in Exhibit 22 within the 2006 Form 10-K.

Note 19:    Quarterly Financial Data (Unaudited)

(In millions, except per share data)
Fiscal year ended September 30, 2006	First Quarter	Second Quarter (1)	Third Quarter (2)	Fourth Quarter (3)(4)
Revenues	$358.2	$354.8	$386.8	$343.8
Gross profit	81.9	74.9	82.7	62.8
Operating income (loss)	20.6	10.3	12.7	(5.7)
Net income (loss)	12.0	5.5	7.0	(3.6)
Basic earnings per share	0.38	0.18	0.22	(0.12)
Diluted earnings per share	0.38	0.17	0.22	(0.12)

Fiscal year ended September 24, 2005	First Quarter	Second Quarter	Third Quarter (5)	Fourth Quarter
Revenues	$350.1	$338.8	$353.6	$343.2
Gross profit	81.3	78.1	87.9	75.9
Operating income	14.1	18.5	22.4	14.1
Net income	8.1	10.5	13.0	8.4
Basic earnings per share	0.26	0.34	0.42	0.27
Diluted earnings per share	0.26	0.33	0.41	0.27

(1)	Includes pretax costs of $0.6 million, or $0.01 per share, for consulting services associated with the pending merger with Valassis.
(2)	The Company announced three strategic corporate actions to be completed in several phases beginning in the third quarter of fiscal 2006 through 2007. The three strategic corporate actions are related to the Company’s consolidation and elimination of its Memphis production facility, the outsourcing of its graphics print production services and the elimination of resources due to the joint distribution agreements with the Los Angeles Times and MediaNews Group’s LANG newspapers. The third quarter of fiscal 2006 includes a pretax charge of $1.5 million, or $0.03 per share, related to these three strategic actions.

Also includes pretax costs of $2.3 million, or $0.05 per share, for consulting, legal and other professional services related to strategic planning and activities associated with the pending merger with Valassis.

The third quarter of fiscal 2006 contained a planned extra week versus the prior year due to the Company’s 52/53 week fiscal year.

ADVO, Inc.

Notes to Consolidated Financial Statements

(3)	Includes pretax costs of $1.5 million, or $0.03 per share, incurred in the fourth quarter as it relates to the Company’s previously announced strategic corporate actions.

Also includes pretax costs of $4.5 million, or $0.09 per share, related to litigation and other costs related to the Company’s pending merger with Valassis.

(4)	In the beginning of the third quarter of fiscal 2006, the Company launched SDR upgrading current software applications, employing new technology and work processes to provide a foundation to speed information flow and integrating business processes throughout the organization.

As a result of delayed customer invoicing, a significant number of invoices were mailed in the last two weeks of the third quarter. During the third quarter, the Company became aware that a number of incorrect invoices had been generated by the new SDR system due to order entry issues. Based on the facts and information known at the time, the Company recorded $3.4 million of billing adjustments in the third quarter to account for billing adjustments expected to be processed in the fourth quarter that related to third quarter invoices.

Because of new information acquired in the fourth quarter and customer inquiries regarding the amounts invoiced, the quantity and dollar amount of billing adjustments increased. Upon further analysis, the Company also noted that the delayed invoicing resulting from the SDR implementation, and the small dollar amount of many of the individual billing adjustments, hindered the Company’s ability to identify all of the incorrect invoices during the third quarter close.

During the fourth quarter of fiscal 2006, the Company processed $8.4 million of billing adjustments that were associated with third quarter invoices, indicating the $3.4 million estimated in the third quarter of fiscal 2006 was not sufficient to absorb the amount of billing adjustments that were processed by approximately $5.0 million. Management estimates there are $1.3 million of adjustments to be processed after year-end which relate to third quarter invoices. In addition, management estimates there are $3.8 million of adjustments to be processed after year-end which relate to fourth quarter invoices. At year-end an allowance for billing adjustments totaling $5.1 million has been recorded.

(5)	Includes a pretax charge of $3.5 million, or $0.07 per share, related to the Company’s organizational realignment.

ADVO, Inc.

Valuation and Qualifying Accounts

(In thousands)

Column A	Column B	Column C			Column D		Column E
		Additions
Description	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts		Deductions from reserves		Balance at end of period
Year ended September 25, 2004:
Allowances for sales adjustments	$2,721	$—	$9,665	(b)	$9,188		$3,198
Allowances for doubtful accounts	2,110	5,687	(98)		5,668	(a)	2,031
Allowances for notes receivable	833	1,150	260		506		1,737
Accumulated amortization intangibles	9,137	3	—		—		9,140

	$14,801	$6,840	$9,827		$15,362		$16,106

Year ended September 24, 2005:
Allowances for sales adjustments	$3,198	$—	$8,869	(b)	$9,687		$2,380
Allowances for doubtful accounts	2,031	9,610	—		6,478	(a)	5,163
Allowances for notes receivable	1,737	—	—				1,737
Accumulated amortization intangibles	9,140	—	—		—		9,140

	$16,106	$9,610	$8,869		$16,165		$18,420

Year ended September 30, 2006:
Allowances for sales adjustments	$2,380	$—	$16,782	(b)	$12,522		$6,640
Allowances for doubtful accounts	5,163	6,776	153		5,346	(a)	6,746
Allowances for notes receivable	1,737	—	230		—		1,967
Accumulated amortization intangibles	9,140	—	—		—		9,140

	$18,420	$6,776	$17,165		$17,868		$24,493

(a)	Write-off of uncollectible accounts, net of recoveries on accounts previously written off.
(b)	Reduction of revenues.